Exhibit 99.1

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	2

Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2014 and 2013	4

Notes to Financial Statements	5

Supplemental Information

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)	12

1

Report of Independent Registered Public Accounting Firm

Compensation Committee

The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan

Lewis Center, Ohio

We have audited the accompanying statements of net assets available for benefits of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan (the Plan) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 29, 2015

2

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Statements of Net Assets Available for Benefits
December 31, 2014 and 2013

	December 31,
	2014	2013
Assets
Noninterest-bearing cash	$-	$-
Investments at fair value (Note 5)	5,927,634	5,294,115

Receivables:
Employer contributions	-	-
Participant contributions	-	-
Participant notes receivable	92,215	94,270

Total receivables	92,215	94,270

Net assets available for benefits	$6,019,849	$5,388,385

See accompanying notes to financial statements.

3

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2014 and 2013

	Year ended December 31,
	2014	2013
Additions to net assets attributed to:
Investment activity:
Interest and dividend income	$23,598	$18,354
Net appreciation in fair value of investments (Note 5)	357,152	749,787

Total investment activity	380,750	768,141

Interest income on notes receivable from participants	3,051	3,281

Contributions:
Rollover	145,417	72,018
Participant contributions	513,162	488,905
Employer contributions	167,299	161,089

Total contributions	825,878	722,012

Total additions	1,209,679	1,493,434

Deductions from net assets attributed to:
Distributions to participants and beneficiaries	574,546	436,188
Administrative fees	3,669	7,987

Total deductions	578,215	444,175

Net increase in net assets available for benefits	631,464	1,049,259

Net assets available for benefits:
Beginning of year	5,388,385	4,339,126

End of year	$6,019,849	$5,388,385

See accompanying notes to financial statements.

4

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Notes to Financial Statements

December 31, 2014 and 2013

Note 1 – Description of Plan

The following description of The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General: The Plan is a defined contribution plan covering all eligible employees of The Delaware County Bank & Trust Company, and its affiliates, DCB Insurance Services, LLC and DCB Title Services, LLC (collectively, the "Employer"). All employees who are at least 20 years of age and complete 6 months of service are eligible to be in the Plan. Each employee may enter the Plan on the first day of the plan quarter following completion of the eligibility requirements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Contributions: Participants may make salary deferral contributions at their discretion up to and in accordance with applicable sections of the Internal Revenue Code. Participants may also contribute rollover contributions representing distributions from other qualified plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Employer matches 50% of the participants' contributions up to a maximum of 6% of their eligible annual compensation. In addition, the Board of Directors can provide for an additional Employer contribution on a discretionary basis. In 2014 and 2013, there were no additional discretionary contributions. Participants who reach age 50 may elect to make catch-up contributions.

Participant Accounts: Each participant's account is credited with the participant's own contributions, the Employer's contributions and Plan earnings and losses. Allocations of the Employer contributions are based on participant compensation or participant contributions. Earnings and losses are allocated based on account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death, or disability.

Vesting: Participants are immediately vested in their salary deferral contribution and any earnings or losses thereon. Participants vest in Employer contributions and earnings or losses thereon as follows:

Years of Service	Vesting Percentage
Less than 1	0%
More than 1 but less than 2	33%
More than 2 but less than 3	66%
3 or more	100%

Forfeitures: Forfeitures of terminated participants' non-vested account balances are used to restore participant accounts, reduce Employer contributions or pay plan expenses. As of December 31, 2014 and 2013, $35 and $4, respectively, of forfeitures were available. Forfeitures of $2,437 and $6,084 were used to pay plan expenses in 2014 and 2013, respectively.

Payment of Benefits: Upon termination of service with the Employer, retirement, death or disability, a participant will receive a lump-sum amount equal to the value of his or her vested account if the balance is under $1,000. If the participant’s balance is over $1,000, they may keep their account open or elect lump-sum or partial payment options.

5

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Notes to Financial Statements

December 31, 2014 and 2013

Note 2 - Summary of Significant Accounting Policies

Basis of Accounting: The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition: The Plan's investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 5 for discussion of fair value measurements.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. Plan management has represented that contract value approximates fair value since participant transactions are executed at contract value without adjustment.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Participant Notes Receivable: Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document. Participants may borrow 50% of their vested account balance up to a maximum of $50,000 minus any loan amounts repaid in the last 12 months. The minimum loan request is $1,000 and interest is payable at the then prevailing prime interest rate (prior to 2013 interest was paid at prevailing prime interest rate plus 1%). Principal and interest is paid ratably through payroll deductions.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates. A significant change may occur in the near term for the estimates of investment valuation.

Payment of Benefits: Benefits are recorded when paid.

Note 3 - Plan Termination

Although it has not expressed any intent to do so, the Employer has the right under the provisions of the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants would become 100% vested in their Employer contributions.

Note 4 – Pooled Separate Accounts

The Plan has investment contracts with the Principal. Principal maintains Plan contributions in separate accounts and invests in these accounts according to the stated objectives of the various Pooled Separate Accounts (PSAs). The principal is not guaranteed. Contract holders are allocated units of the PSAs, not specific securities. The value of the PSA units is the fair value of the underlying assets on the last day of the Plan year as determined generally by using commercial quotation services. Fair value includes reinvested dividend and interest income, received and accrued, realized gains and losses, and unrealized gains or losses of the underlying PSA assets. PSAs do not pay dividends or interest to the Plan. The accounts are credited with actual earnings on the underlying investments (principally mutual fund earnings) and charged for participant withdrawals and administration expenses.

6

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Notes to Financial Statements

December 31, 2014 and 2013

Note 5 - Investments

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices in active markets for identical assets or liabilities

Level 2 -	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 -	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mutual Funds – These investments are valued using the net asset value of shares held by the plan at year end and are classified within level 1 of the valuation hierarchy.

DCB Financial Corp common stock – DCB Financial Corp common stock units are held in a unitized fund. The underlying common stock is valued at the closing price of the common stock reported on the OTC Bulletin Board under the symbol “DCBF” and is classified within level 1 of the valuation hierarchy.

Pooled Separate Accounts – The net asset value (NAV) of a pooled separate account is based on the market value of its underlying investments which represents the NAV of the units held by the Plan at the end of the year. The NAV is not a publicly-quoted price in an active market. The NAV is classified within Level 2 of the fair value hierarchy. The investment objectives of the accounts include the preservation of capital, or to attain certain, growth, income or balance performance levels based on different tolerance levels of risk. The separate accounts are not restricted in regard to distributions.

Common/Collective Trusts - The common/collective trusts are valued using the NAV provided by the fund trustee based on the value of the underlying assets owned by the trust. The NAV is classified within Level 2 of the fair value hierarchy. The fund manager’s objective is to seek total return consisting of long-term growth of capital and current income based on various expected retirement dates.  There are no unfunded commitments related to the common collective trusts and units are redeemable at NAV daily.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

7

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Notes to Financial Statements

December 31, 2014 and 2013

The following tables set forth by level the plan’s assets at fair value as of December 31, 2014 and 2013:

Assets at Fair Value as of December 31, 2014:

		Significant
	Quoted Prices	Other	Significant
	in Active	Observable	Unobservable
	Market	Inputs	Inputs	Fair Value
	Level 1	Level 2	Level 3	Total
Mutual funds:
Balanced funds	$80,311	$-	$-	$80,311
Fixed income funds	229,972	-	-	229,972
International funds	384,468	-	-	384,468
Large equity funds	522,797	-	-	522,797
Small/mid equity funds	140,371	-	-	140,371
Other	5,049	-	-	5,049
Total mutual funds	1,362,968	-	-	1,362,968

Common stock:
DCB Financial Corp stock	853,228	-	-	853,228

Pooled separate accounts:
Small/mid equity	-	405,512	-	405,512

Common/collective trust accounts:
Stable Value fund	-	448,687	-	448,687
Target funds	-	2,857,239	-	2,857,239
Total Common/collective trusts	-	3,305,926	-	3,305,926

Total assets at fair value	$2,216,196	$3,711,438	$-	$5,927,634

8

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Notes to Financial Statements

December 31, 2014 and 2013

Assets at Fair Value as of December 31, 2013:

		Significant
	Quoted Prices	Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs	Fair Value
	Level 1	Level 2	Level 3	Total
Mutual funds:
Balanced funds	$65,647	$-	$-	$65,647
Fixed income funds	399,289	-	-	399,289
International funds	354,508	-	-	354,508
Large equity funds	426,478	-	-	426,478
Small/mid equity funds	175,251	-	-	175,251
Other	12,977	-	-	12,977
Total mutual funds	1,434,150	-	-	1,434,150

Common stock:
DCB Financial Corp stock	749,021	-	-	749,021

Pooled separate accounts:
Money market	-	363,801	-	363,801
Small/mid equity	-	295,189	-	295,189
Total pooled separate accounts	-	658,990	-	658,990

Common/collective trust accounts:
Target funds	-	2,451,954	-	2,451,954

Total assets at fair value	$2,183,171	$3,110,944	$-	$5,294,115

The following tables summarize investments measured at fair value based on net asset value (NAV) per share as of

December 31, 2014 and 2013:

At December 31, 2014:

	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period

Principal common collective trust	$3,305,926	N/A	Daily	Daily

Pooled separate accounts:
Small/mid equity	405,512	N/A	Daily	Daily
Subtotal	405,512

Total	$3,711,438

9

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Notes to Financial Statements

December 31, 2014 and 2013

At December 31, 2013:

	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period

Principal common/collective trust	$2,451,954	N/A	Daily	Daily

Pooled separate accounts:
Money market	363,801	N/A	Daily	Daily
Small/mid equity	295,189	N/A	Daily	Daily
Subtotal	658,990

Total	$3,110,944

The following table presents investments at fair value that represent 5% or more of the Plan's net assets available for benefits at December 31:

	2014	2013

Principal Money Market Separate Account	$-	$363,801
Principal Stable Value Fund	448,687	-
Principal Trust Target 2015 Fund	476,513	459,528
Principal Trust Target 2020 Fund	332,782	315,169
Principal Trust Target 2025 Fund	572,110	498,660
Principal Trust Target 2030 Fund	450,486	394,682
Principal Trust Target 2035 Fund	521,940	348,598
Principal Trust Target 2045 Fund	317,444	-
DCB Financial Corp common stock	853,228	749,021

The following table presents the appreciation of the Plan's investments (including investments bought, sold, as well as held during the year) during the years ended December 31, 2014 and 2013:

	2014	2013

Common stock	$101,919	$174,348
Pooled separate accounts	31,717	43,063
Common/collective trusts	160,899	285,268
Mutual funds	62,617	247,108

Total	$357,152	$749,787

10

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Notes to Financial Statements

December 31, 2014 and 2013

Note 6 - Party-In-Interest Transactions

Parties-in-interest are defined under Department of Labor (DOL) Regulations as any fiduciary of the Plan, any party rendering services to the Plan, the Employer, and certain others. The Delaware County Bank & Trust Company served as the Plan trustee and custodian of the Plan assets during 2013. In January 2013, the Employer changed the trustee from the Delaware County Bank and Trust Company to Principal Trust Company. Transactions during the year with parties-in-interest included investment in the DCB Financial Corp common stock, investments managed by Principal Trust Company and contributions made by the Employer. At December 31, 2014, the Plan owned approximately 121,890 unitized shares of DCB Financial Corp common stock, valued at $7.00 per share for a total fair value of $853,228. DCB Financial Corp is deemed a party-in-interest. At December 31, 2013, the Plan owned 121,792 shares of DCB Financial Corp common stock, valued at $6.15 per share for a total fair value of $749,021 Expenses incurred in the administration of the Plan by the trustee are paid by the Employer on behalf of the Plan.

Note 7 - Tax Status

The Plan has adopted a prototype plan which received a favorable opinion letter from the Internal Revenue Service on March 31, 2008 which stated that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code. The Plan Sponsor believes the Plan, as amended and restated, is operated in compliance with the applicable requirements of the Internal Revenue Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the respective taxing authorities. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2011.

Note 8 – Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Note 9 – Change in Trustee

In January 2013, the Employer changed the trustee from The Delaware County Bank & Trust Company to Principal Trust Company.

11

THE DELAWARE COUNTY BANK & TRUST COMPANY EMPLOYEE 401(k) RETIREMENT PLAN

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Supplemental Information

Name of plan sponsor: The Delaware County Bank & Trust Company

Employer identification number: 31-4376006

Three-digit plan number: 002

Schedule of assets held as of December 31, 2014:

		(c)
	(b)	Description of investment including		(e)
	Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Fair
(a)	Lessor or Similar Party	Collateral, Par, or Maturity Value	Cost	Value

	Blackrock High Yield Bond Fund	Mutual fund	**	$23,975
	Clearbridge Small Cap Growth Fund	Mutual fund	**	70,764
	Columbia Balanced Fund	Mutual fund	**	20,065
	Delaware Corp Bond Fund	Mutual fund	**	61,377
	Franklin Income Fund	Mutual fund	**	72,724
	Goldman Sachs Small Cap Value Service Fund	Mutual fund	**	48,925
	JP Morgan Equity Income Fund	Mutual fund	**	156,863
	JP Morgan Govt Bond Fund	Mutual fund	**	30,022
	JP Morgan Large Cap Growth Fund	Mutual fund	**	232,827
	JP Morgan Mid Cap Value Fund	Mutual fund	**	20,681
	MFS Global Equity Fund	Mutual fund	**	79,458
	Oakmark II Fund	Mutual fund	**	133,107
	Oppenheimer Intl Div Fund	Mutual fund	**	49,688
	Pimco All Asset Fund	Mutual fund	**	60,247
	Pimco Comm Plus Start Fund	Mutual fund	**	5,050
	Pimco Income Fund	Mutual fund	**	39,116
	Pimco Real Return Fund	Mutual fund	**	2,758
	Prudential Global Real Estate Fund	Mutual fund	**	90,303
	Templeton Global Total Return Fund	Mutual fund	**	37,858
	Virtus Emerging Markets Opps Fund	Mutual fund	**	127,160
*	Principal Small Cap S&P 400 Index	Pooled separate account	**	111,373
*	Principal Mid Cap Separate Account	Pooled separate account	**	136,401
*	Principal Small Cap S&P 600 Index	Pooled separate account	**	157,738
*	Principal Stable Value Fund	Common/collective trust	**	448,687
*	Principal Trust Target 2010 Fund	Common/collective trust	**	11,187
*	Principal Trust Target 2015 Fund	Common/collective trust	**	476,513
*	Principal Trust Target 2020 Fund	Common/collective trust	**	332,782
*	Principal Trust Target 2025 Fund	Common/collective trust	**	572,110
*	Principal Trust Target 2030 Fund	Common/collective trust	**	450,486
*	Principal Trust Target 2035 Fund	Common/collective trust	**	521,940
*	Principal Trust Target 2040 Fund	Common/collective trust	**	121,428
*	Principal Trust Target 2045 Fund	Common/collective trust	**	317,444
*	Principal Trust Target 2050 Fund	Common/collective trust	**	50,609
*	Principal Trust Target 2055 Fund	Common/collective trust	**	2,740
*	DCB Financial Corp	DCB Financial Corp Common Stock, Investment in 121,890 shares of common stock	**	853,228

*	Participant Notes Receivable	Notes receivable from participants with interest rates at 3.25% - 4.25%	-	92,215

	Total assets			$6,019,849

*	Denotes parties-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.

12